Exhibit 99.1

SouthWest Water Company Issues Boil Water Notices to Customers Affected by Hurricane Ike

LOS ANGELES--(BUSINESS WIRE)--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, issued boil water notices to customers who have lost water service or power due to Hurricane Ike.

“We provide water and wastewater service to thousands of customers in the Houston region,” said Mark Swatek, chief executive officer and chairman. “In the aftermath of Hurricane Ike, our field crews are working diligently to get any impacted services restored as soon as possible.”

Boil Notice:

To ensure destruction of all harmful bacteria and other microbes, residents have been advised to boil water used for drinking, cooking or other purposes where it might be ingested, prior to consumption. The water should be brought to a vigorous rolling boil for two minutes. In lieu of boiling, bottled water may be used. A detailed listing of systems owned by SouthWest Water and those operated by the company that are impacted in the counties of Brazoria, Chambers, Fort Bend, Harris, Liberty, Montgomery, Polk, San Jacinto and Trinity, can be found on the company’s website: www.swwc.com. When it is no longer necessary to boil water, SouthWest Water will notify impacted customers.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications, 213-929-1846
www.swwc.com